UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2010

ORANGE 21 INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51071	33-0580186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2070 Las Palmas Drive

Carlsbad, California 92011

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (760) 804-8420

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 5, 2010, Orange 21 Inc.’s wholly owned subsidiary Orange 21 North America Inc. (“O21NA”), borrowed $1.0 million from Costa Brava Partnership III, L.P. (“Costa Brava”), an entity that beneficially owns approximately 46% of Orange 21 Inc.’s common stock. Mr. Seth Hamot, Chairman of the Board of Directors of Orange 21 Inc., is the President and sole member of the sole general partner of Costa Brava. The loan is an enlargement of the $3.0 million loan borrowed from Costa Brava in March 2010. The terms and conditions of the $1.0 million loan are similar to those of the $3.0 million loan. The $1.0 million loan is subordinated to the amounts borrowed by O21NA from BFI Business Finance (“BFI”), pursuant to the terms of a Debt Subordination Agreement, dated March 23, 2010 and amended on October 4, 2010, by and between Costa Brava and BFI. The proceeds from the $1.0 million loan are expected to be used for working capital purposes and other corporate expenses. On October 7, 2010, Orange 21 Inc. released a press release announcing the signing of the promissory note evidencing the $1.0 million loan. A copy of the press release is attached as Exhibit 99.1.

Interest on the $1.0 million loan accrues daily at the following rates from the date of receipt of funds under the promissory note evidencing the loan: (i) 9% per annum on the last day of each calendar month and (ii) 3% per annum payable on the maturity date. In addition, the promissory note requires that O21NA pay a facility fee of 0.61% of the original principal amount on December 31, 2010 and on the maturity date. The promissory note matures on July 29, 2011. In the event of default, Costa Brava may declare the outstanding obligations under the promissory note immediately due and payable. For purposes of the promissory note, an event of default includes events that are customary for financings of this type, including the failure to pay any amounts due under the promissory note when due, the failure to observe covenants and obligations under the promissory note, the assignment for benefit of creditors or the institution of bankruptcy proceedings, the failure to make certain payments under other debt obligations or the failure to observe or perform any other agreement related thereto, and the breach of specified license agreements. The terms of the promissory note include customary representations and warranties, as well as reporting and financial covenants, customary for financings of this type. The foregoing summary of the terms of the promissory note is qualified in its entirety by reference to the promissory note, a copy of which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	$1.0 Million Promissory Note issued on October 5, 2010 by Orange 21 North America Inc. in favor of Costa Brava Partnership III, L.P.

99.1	Press release issued by the Company on October 7, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 7, 2010	ORANGE 21 INC.

	By:	/s/ A. STONE DOUGLASS
A. Stone Douglass
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	$1.0 Million Promissory Note issued on October 5, 2010 by Orange 21 North America Inc. in favor of Costa Brava Partnership III, L.P.

99.1	Press release issued by the Company on October 7, 2010.

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